PowerCompute Refinances $18 Million of Debt, Significantly Lowering Interest Costs

New Facility with Arch Lending Replaces Higher-Cost Debt and Strengthens Balance Sheet

TAMPA, Fla., August 5, 2026 -- PowerCompute, Inc. (NASDAQ: PWCM) (“PowerCompute” or the “Company”), a Bitcoin treasury and mining, and specialty finance company expanding into high-performance computing (“HPC”) and artificial intelligence (“AI”) infrastructure, today announced that it signed an agreement on July 27, 2026 to refinance and consolidated its three existing debt facilities totaling $18 million through a new debt facility with Arch Lending (the “Arch Facility”), that utilizes 307 Bitcoin (“BTC”) from the Company’s treasury as collateral. The Arch Facility replaces the Company’s previous $11 million loan from Galaxy Digital and a $5 million loan from SE and AJ Liebel used to purchase the 15 MW Oklahoma facility and the $2 million loan from SE and AJ Liebel used to purchase the 11MW Mississippi facility.

The Arch facility is a Bitcoin-backed credit facility incorporating a proprietary hedging structure designed to reduce liquidation risk and provide an accretive financing cost. “PowerCompute required a financing structure that reflected both its immediate capital needs and its long-term Bitcoin treasury strategy,” said Himanshu Sahay, Co-Founder and CTO of Arch Lending. “We designed a low-cost Bitcoin-backed facility incorporating a proprietary hedge structure intended to reduce liquidation risk while enabling the Company to refinance its existing debt without an outright sale of its Bitcoin holdings.”

The Company initially entered into a bridge loan with Arch to consolidate the three loans totaling approximately $18 million with normal terms over a 3 day time period. On August 3, 2026, the Company then entered into a Bitcoin industry non-recourse collateral loan facility with a revolving 30 day term that carries an interest rate of approximately 2% APR, compared to 12% on the prior Liebel loans, substantially lowering the Company's cost of debt and strengthening its capital structure. This structure enables the Company to reduce its interest expense by utilizing its Bitcoin as collateral rather than selling it, while retaining the potential benefit of future appreciation in the value of those holdings. Under the loan facility, the loan automatically rolls over for successive 30-day periods unless either party provides notice of non-renewal, and at each rollover date, the interest rate, floor price, and ceiling price are re-set based on then-prevailing market conditions.

“This refinancing meaningfully reduces our interest expense and strengthens our balance sheet while allowing us to maintain strategic exposure to our Bitcoin holdings,”,” said Bruce M. Rodgers, Chairman, Chief Executive Officer and President. “We take a disciplined approach to managing our capital and believe this new Arch Facility positions us well as we focus on executing on our growth strategy into high-performance computing and AI infrastructure.”

About PowerCompute

PowerCompute, Inc. (Nasdaq: PWCM) is a Bitcoin treasury and mining company expanding into high-performance computing and artificial intelligence infrastructure. Founded in 2008 and headquartered in Tampa, Florida, the Company operates 26 megawatts of wholly-owned power infrastructure across facilities in Oklahoma and Mississippi. The Company also operates a technology-enabled specialty finance business providing funding to nonprofit community associations primarily in the State of Florida. For more information, please visit https://www.power-compute.com.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,”

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“plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the Company’s most recent Annual Report on Form 10-K and its other filings with the SEC, which are available at www.sec.gov. These risks and uncertainties include, without limitation, the volatility of Bitcoin and other cryptocurrency prices, risks related to the use of Bitcoin as collateral for the Arch Facility, including the requirement to post additional collateral if the value of Bitcoin declines, our ability to satisfy the terms and conditions of the Arch Facility, our ability to successfully enter and operate in the high-performance computing and AI infrastructure business, the availability and cost of GPU and related infrastructure equipment, competition in the HPC and AI compute market, our ability to finance our site acquisitions and cryptocurrency mining operations, the risks of operating in the cryptocurrency mining business and our ability to grow that business, the capacity of our Bitcoin mining machines and our related ability to purchase power at reasonable prices, our ability to identify and acquire additional mining sites, our ability to acquire new accounts in our specialty finance business at appropriate prices, changes in governmental regulations that affect our ability to collect sufficient amounts on defaulted consumer receivables, changes in the credit or capital markets, changes in interest rates, and negative press regarding the debt collection industry. The occurrence of any of these risks and uncertainties could have a material adverse effect on our business, financial condition, and results of operations.

Investor and Media Contact

KCSA Strategic Communications

Philip Carlson

pcarlson@kcsa.com

212-896-1233

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